Filed Pursuant to Rule 433

Registration No. 333-180004

October 31, 2013

Supplementing the

Preliminary Prospectus Supplement dated October 31, 2013

To Prospectus dated March 9, 2012

Diamond Offshore Drilling, Inc.

Pricing Term Sheet

3.45% Senior Notes due 2023

Issuer:	Diamond Offshore Drilling, Inc.

Size:	$250,000,000

Maturity:	November 1, 2023

Coupon:	3.45%

Price to Public:	99.590%

Yield to Maturity:	3.499%

Spread to Benchmark Treasury:	+ 95 basis points

Benchmark Treasury:	2.50% due August 15, 2023

Benchmark Treasury Price / Yield:	99-18+ / 2.549%

Interest Payment Dates:	May 1 and November 1, commencing May 1, 2014

Optional Redemption:	Make-whole call at any time prior to August 1, 2023 at T + 15 basis points Par call at any time on or after August 1, 2023

Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Pricing Date:	October 31, 2013

Settlement Date:	T+3; November 5, 2013

CUSIP / ISIN:	25271CAM4 / US25271CAM47

Ratings:* (Moody’s / S&P):	A3 stable / A- stable

Joint Book-Running Managers:	J.P. Morgan Securities LLC Wells Fargo Securities, LLC Citigroup Global Markets Inc. HSBC Securities (USA) Inc. SunTrust Robinson Humphrey, Inc.

Co-Managers:	BNY Mellon Capital Markets, LLC Goldman, Sachs & Co. PNC Capital Markets LLC RBC Capital Markets, LLC

4.875% Senior Notes due 2043

Issuer:	Diamond Offshore Drilling, Inc.

Size:	$750,000,000

Maturity:	November 1, 2043

Coupon:	4.875%

Price to Public:	99.844%

Yield to Maturity:	4.885%

Spread to Benchmark Treasury:	+ 120 basis points

Benchmark Treasury:	2.875% due May 15, 2043

Benchmark Treasury Price / Yield:	85-16 / 3.685%

Interest Payment Dates:	May 1 and November 1, commencing May 1, 2014

Optional Redemption:	Make-whole call at any time prior to May 1, 2043 at T + 20 basis points Par call at any time on or after May 1, 2043

Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Pricing Date:	October 31, 2013

Settlement Date:	T+3; November 5, 2013

CUSIP / ISIN:	25271CAN2 / US25271CAN20

Ratings:* (Moody’s / S&P):	A3 stable / A- stable

Joint Book-Running Managers:	J.P. Morgan Securities LLC Wells Fargo Securities, LLC Citigroup Global Markets Inc. HSBC Securities (USA) Inc. SunTrust Robinson Humphrey, Inc.

Co-Managers:	BNY Mellon Capital Markets, LLC Goldman, Sachs & Co. PNC Capital Markets LLC RBC Capital Markets, LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 212-834-4533 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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